EXHIBIT 10.1

July 1, 2003

Arthur Fatumc/o
CNET Networks, Inc.235
Second StreetSan
Francisco, CA 94105

Dear Art:

As we discussed, effective August 1, 2003, your current position is being eliminated. This Letter of Understanding confirms our discussions with you concerning the end of your employment with CNET Networks, Inc. (the “Company”, “CNET”) and outlines the arrangements made to provide severance benefits for you. The full regular severance benefits described below are being provided under your agreement with the company dated October 17, 2000.

Full Regular Severance (No General Release Required)

1.	Your final day of full-time employment with the Company will be August 1, 2003, your job end date.

2.	You will receive your final payroll check which contains regular salary payment through your end date as well as any unused accrued vacation; additionally, you will be entitled to receive regular severance of 52 weeks of pay, or $291,200.00, less deductions as required by law. You are not required to sign a general release in order to receive this severance payment.

3.	All benefits coverage will end at the end of the month in which you leave employment with the Company. Under COBRA, you will be entitled to extend your health care coverage for up to 18 months by paying the full cost of coverage plus a 2% administrative charge. Details regarding your COBRA eligibility and enrollment will be sent to you by Colt Express, approximately two weeks after your coverage ends. When you receive this notification, please follow the instructions to make your election; you will have 60 days from the later of: 1) the date you lose coverage as an active employee or 2) the date on the COBRA official document to elect COBRA continuation insurance. You then have an additional 45 days in which to pay your first month’s premium. If you make your election and pay the premium within these timeframes, your coverage will be reinstated back to your termination date. PLEASE NOTE: your coverage will be cancelled with the insurance carriers on the last day of the month after you leave CNET. If you elect COBRA, your coverage will not be reinstated (retroactively back to the 1st of the month following your termination date) until Colt Express receives your first premium payment. Refer to the “When You Leave CNET, CNET Benefit Information” memo for further information about COBRA.

You also may elect to convert your life insurance to an individual policy by contacting the Corporate Benefits Department within 31 days of your termination date.

4.	CNET Networks, Inc. 401(k) Plan — within two weeks after your termination date, New York Life Benefit Services will send you a distribution package. If you don’t receive it within three weeks after your termination date, you can request a distribution package online at http://www.bcomplete.com (forms request page) or call New York Life Benefit Services at 1-800-294-3575. New York Life Benefit Services will receive the completed paperwork and handle the distribution/rollover. Please note: all distributions/rollovers cannot occur until 20 days after your termination date. Refer to the “When You Leave CNET, CNET Benefit Information” memo for further information.

5.	In connection with the Company’s stock options, all vested options will remain exercisable within 90 days following your job end date. If you do not exercise your options within that 90-day period, they will be forfeited. AST is our stock plan administrator. AST can be reached between 9:00 a.m. and 7:00 p.m. EST at 888-980-6456 or at www.aststockplan.com. AST will be able to help you with all aspects of exercising your options or with any questions you may have.

6.	The Company’s policy on providing references for former employees is to disclose only the dates of employment and the title of the last position held. If you authorize disclosure in writing, the Company will also provide information on the amount of the salary or wage you last earned. All requests for references should be directed to the Human Resources Department.

7.	You should return all Company equipment (unless authorized by the CEO to continue using such equipment) or other Company property by the close of business on August 1, 2003. All documentation for any outstanding expenses that would be reimbursable under the Company’s regular policy should be submitted by August 1, 2003.

8.	Because your job is being eliminated, you are entitled to apply for unemployment insurance benefits and the Company agrees not to contest your application, provided that you are otherwise eligible for such benefits in accordance with state law.

Full Enhanced Severance (General Release Required)

1.	Upon signing the attached General Release, you will receive an enhanced severance of $120,977 less deductions as required by law. Included in this payment are your 2003 incentive at target ($100,000) and a payment to cover COBRA expenses for 11 months ($20,977).

2.	In addition, upon signing the General Release, you will be allowed to use an office in CNET’s San Francisco headquarters building for up to a 12 month period (or until employed at another company if that occurs earlier) with the understanding that no administrative or clerical assistance is being provided; long distance telephone charges in excess of $50 per month will be paid by you ; you may use the Company’s email system but otherwise you will have limited access to the Company’s network; the restrictions on using confidential and proprietary information continue to apply as if you were a CNET employee; and you may not engage in any activity adverse to the Company’s interests, including but not limited to soliciting CNET customers and recruiting CNET employees, it being understood that the foregoing shall not preclude you from seeking or accepting employment with a competitor of CNET provided that the acceptance of or engagement in such employment does not otherwise violate any law or agreement between you and the Company You also agree that you will not use any CNET office or other assets to conduct business or to perform services for a new employer, without CNET’s express consent. Furthermore, the CEO agrees to provide a mutually agreed upon reference for you as you seek employment outside of the Company. Finally, you shall have the right to purchase the laptop computer currently used by you for an amount no greater than the depreciated value of such computer as reflected in the Company’s financial records, it being understood that the data and applications on the computer will be removed in accordance with standard Company policy.

3.	The enhanced portions of this severance package are contingent on your signing the enclosed General Release and agreeing to the following terms:

a)	You agree to keep confidential all the terms of this Letter of Understanding and General Release, and you agree not to use or disclose them to any third party, except as may be required by law or in confidence to your attorney or tax advisor.

b)	You acknowledge that you are in possession of confidential and proprietary information belonging to the Company and it affiliates, and you agree not to disclose any such information to anyone without the Company’s written approval, except as compelled by law, in which case you will, if reasonably practicable, give us prior notice and cooperate with us, at our expense and to the extent permitted by law, if we seek a protective order against such disclosure.

c)	You agree not to disparage the Company, its affiliates, or their respective officers, directors, employees and representatives at any time in the future.

d)	You agree that should you accept and begin re-employment at the company or one of its affiliates as a regular full-time employee at a comparable or better salary level than the CCO position you are leaving after August 1, 2003 but before August 1, 2004 you will owe the Company the pro-rated “unused” after-tax portion of your enhanced severance.

e)	This Letter of Understanding (and if you agree to the enhanced severance, the enclosed General Release), constitute the entire understanding and agreement between you and the Company or its affiliates, relating to your employment and its termination, and they supersede any and all prior agreements or understandings on such matters. No representations or promises were made which are not included in the Letter of Understanding.

Please take your time to read this agreement carefully and seek legal or other counsel if you wish. If you wish to accept the full regular severance offer, please acknowledge your agreement by signing the signature line provided below headed Full Regular Severance. If you wish to accept the full enhanced severance offer and the General Release, please acknowledge your agreement by signing the second signature line provided below, headed Full Enhanced Severance, and sign the enclosed General Release.

Please return the original documents to your HR representative by 9:00 a.m. Pacific time and 12:00 noon Eastern time no earlier than 8 days prior to your job end date.

Please understand that regardless of which option you select, if you engage in willful misconduct at any time before your job end date you will forfeit all severance benefits and options described in this letter.

Art, we wish you the best of luck in your future career pursuits.

Sincerely,

Shelby Bonnie

Chairman and CEO, CNET Networks, Inc.

Full Regular Severance

I acknowledge that I have had the opportunity to review this agreement as well as to seek legal counsel and that I understand the terms of the two severance offers. I have decided to accept the full regular severance offer only; I am declining the full enhanced severance offer.

Dated: _____________________________________________________

Full Enhanced Severance

I acknowledge that I have had the opportunity to review this agreement as well as to seek legal counsel and that I understand the terms of the two severance offers. I have voluntarily agreed to accept the full regular severance and the full enhanced severance offer, including the General Release, which I will sign and return to Human Resources.

Dated: July 24, 2003 /S/ Art Fatum ——————————————

AGREEMENT, RELEASE AND COVENANT NOT TO SUE

        CNET Networks, Inc. (“CNET” or “the Company”) and Arthur Fatum have reached a mutual understanding, compromise and agreement regarding Employee’s termination of employment. In consideration for the execution of this Agreement, the parties agree as follows:

    1.        Employee’s employment with CNET will terminate effective August 1, 2003. Employee’s salary and benefits will end on that date, except for medical/dental coverage which will continue through the end of August 2003.

    2.        In exchange for Employee’s entering into this Agreement, Release and Covenant Not To Sue (“Agreement” or “Release”), CNET will provide to Employee the Enhanced Severance benefits more fully described in the Letter of Understanding dated June 24, 2003 between CNET Networks, Inc. and Employee. These enhanced severance benefits will be provided to the Employee within fifteen (15) days following Employee’s execution and return of this Agreement to the Company, provided that Employee has not exercised the right of revocation set forth in paragraph 9(E). Employment and income taxes and other required withholdings shall be deducted in accordance with the Plan.

    3.        In further consideration of this Agreement, Employee agrees for himself, and Employee’s heirs, dependents, successors and assigns to fully and completely waive, release and discharge, to the maximum extent allowed by law, CNET and any and all of its past and present parent corporations, subsidiaries, divisions, subdivisions, affiliates and related companies and their successors and assigns (including but not limited to ZDNet, mySimon and TechRepublic), and all past and present directors, officers, partners, proprietors, fiduciaries and employees (all parties referred to in the foregoing are hereinafter referred to as the “Releasees”) from any past, or existing obligation, whether legal or equitable in nature which Employee may have as of the date of this Agreement.

        Employee further agrees to the maximum extent allowed by law to waive, compromise, release, settle, discharge and covenant not to sue or bring any legal or administrative action or proceeding whatsoever against CNET and Releasees for any claim of any nature whatsoever related to employment or benefits or Employee’s termination from employment, including, but not limited to, any claim for wrongful discharge or breach of contract or any claims arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act (WARN), any state or local statute or regulation including employment discrimination statutes, or any other claims arising out of Employee’s employment at CNET or the termination of Employee’s employment with the Company which Employee may have as of the date of this Agreement. Notwithstanding the foregoing, Employee shall be entitled to bring legal or other action to enforce employee’s rights under the Letter of Understanding in accordance with CNET’s ADR policy.

    4.        The obligations stated in this Agreement are intended as full and complete satisfaction of any and all claims Employee now has or had in the past. By signing this Agreement, Employee expressly represents that he has made reasonable effort to fully apprise himself of the nature and consequences of this Agreement, and that he understands that if any facts with respect to any matter covered by this Agreement are found to be different from the facts which Employee now believes to be true, Employee accepts and assumes that risk and agrees that this Agreement shall be effective notwithstanding such differences. Employee expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and/or damages. By signing this Agreement Employee also expressly waives any benefit of California Civil Code section 1542 (or any similar state statute that may apply). California Civil Code section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

    5.        Employee states that he has read this Agreement and fully understands the meaning of its contents and that he has been advised to seek advice from legal counsel.

    6.        As part of this Agreement, Employee agrees to indemnify and hold CNET and its releasees harmless from any losses, damages or costs that may arise from a breach by Employee of any of the obligations of this Agreement, such indemnification obligation to include reasonable attorneys’ fees and all incidental costs and expenses.

    7.        Employee represents and warrants that no person or entity has had nor has, any interest in any sums of money which may be paid pursuant to the provisions of this Agreement and that Employee has the sole right to execute this Agreement and the sole right to receive the sums mentioned above.

    8.        This Agreement is executed without reliance upon any representation except as expressly stated herein. Any oral representations or modifications concerning this Agreement or its subject matter shall be or no force or effect. This Agreement may be modified only in writing and signed by all of the parties.

    9.        Employee understands and agrees that he:

A.	Knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

B.	Knowingly and voluntarily intends to be legally bound by the same;

C.	Has had the opportunity to take a full twenty-one (21) days within which to consider this Agreement before executing it;

D.	Understands that among the possible claims Employee is waiving pursuant to this Agreement are any and all claims for age discrimination under the Age Discrimination in Employment Act of 1967;

E.	Has a full seven (7) days following the execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired;

F.	Understands that rights or claims under the Age Discrimination in Employment Act of 1967 that may arise after the date of this Agreement is executed are not waived.

    10.        Provided that Employee does not exercise his/her right to revoke the Agreement, the effective date of this Agreement will be the eighth day following the later of the Employee’s Termination Date or execution of this Agreement.

    11.        This Agreement shall be construed and enforced, to the extent not superseded by federal law, in accordance with the laws of the State of California.

CNET NETWORKS, INC. BY: /S/ Heather McGaughey —————————————— /S/ Art Fatum —————————————— Dated: July 24, 2003